EXHIBIT 3.1


                                    AMENDMENT

                                       to

                                     BY-LAWS

                                       of

                                  VIZACOM INC.

         WHEREAS, on December 27, 2001, at a special meeting of the Board of Directors (the "Board") of Vizacom Inc. (the "Company"), the Board deemed it to be in the best interest of the Company to amend the By-Laws of the Company so that the quorum requirement for meetings of the stockholders of the Company would be changed to thirty-three and one-third (33 1/3%) percent from fifty (50%) percent, and the Board unanimously voted to effectuate such amendment.

         NOW THEREFORE, Article II, Section 8 of the By-Laws of the Company is hereby amended so that the first sentence of such Article II, Section 8 is replaced in its entirety with the following:

         `The holders of thirty-three and one-third (33 1/3%) percent of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.'"